Exhibit 99.1

  SYBRON DENTAL SPECIALTIES ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION FOR
                    8.125% SENIOR SUBORDINATED NOTES DUE 2012


NEWPORT BEACH, CA - (May 24, 2006) - Sybron Dental Specialties, Inc. (the "Company") announced today that it commenced on May 23, 2006 a cash tender offer for any and all of its outstanding $150,000,000 aggregate principal amount of 8-1/8% Senior Subordinated Notes due 2012 (CUSIP No. 871142AB1) (the "Notes").

The total consideration per $1,000 principal amount of Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on June 6, 2006, unless extended (the "Consent Payment Deadline"), will be calculated based on the present value on the payment date of the sum of $1,040.63 (the redemption price for the Notes on June 15, 2007, which is the earliest redemption date for the Notes) plus interest payments through June 15, 2007, determined using a discount factor equal to the yield on the Price Determination Date (as defined below) of the 3-1/2% U.S. Treasury Note due May 31, 2007, plus a fixed spread of 50 basis points. The Company expects that the Price Determination Date will be 2:00 p.m., New York City time, on June 6, 2006 (unless the Company extends the tender offer prior to the Price Determination Date, in which case such date will be the tenth business day prior to expiration of the tender offer). In order to receive the total consideration, holders are required to tender and not withdraw their Notes on or prior to the Consent Payment Deadline.

In connection with the tender offer, the Company is soliciting consents to proposed amendments to the indenture governing the Notes, which would eliminate substantially all of the restrictive covenants and certain events of default in the indenture. The Company is offering to make a consent payment (which is included in the total consideration described above) of $30.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents on or prior to the Consent Payment Deadline. Holders may not tender their Notes without delivering consents, and may not deliver consents without tendering their Notes.

The tender offer is scheduled to expire at midnight, New York City time, on June 20, 2006, unless extended or earlier terminated. Accrued and unpaid interest to but not including the payment date, which is expected to be on or about June 21, 2006, will be paid on all Notes tendered and accepted. However, no consent payments will be made in respect of Notes tendered after the Consent Payment Deadline. Holders who tender their Notes after the Consent Payment Deadline but on or prior to the expiration date will receive the total consideration referred to above per $1,000 principal amount of Notes validly tendered and not withdrawn, less $30.00 per $1,000 principal amount. Tendered Notes may not be withdrawn and


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consents may not be revoked after the date on which the Company and the trustee for the Notes execute a supplemental indenture to effect the proposed amendments to the indenture governing the Notes, which is expected to be 5:00 p.m., New York City time, on June 6, 2006. The proposed amendments will not take effect, however, until a majority outstanding Notes whose holders have delivered consents have been accepted for payment.

The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including the receipt of tenders from holders of a majority in principal amount of the outstanding Notes and satisfaction of customary conditions.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement of the Company dated May 23, 2006, copies of which may be obtained by contacting Global Bondholder Services Corporation, the information agent for the offer, at (212) 430-3774 (collect) or (866) 873-5600 (U.S. toll-free). Banc of America Securities LLC is the exclusive dealer manager and solicitation agent for the tender offer and consent solicitation. Additional information concerning the tender offer and consent solicitation may be obtained by contacting Banc of America Securities LLC, High Yield Special Products, at (704) 388-4813 (collect) or (888) 292-0070 (U.S. toll-free)

This press release does not constitute an offer to sell or a solicitation of an offer to buy any Notes or other securities, nor shall there be any sale of any Notes or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This announcement is also not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any Notes or other securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated May 23, 2006.

BUSINESS DESCRIPTION
Sybron Dental Specialties, a subsidiary of Danaher Corporation, is a leading manufacturer of both a broad range of value-added products for the dental profession, including the specialty markets of orthodontics, endodontics and implantology, and a variety of infection prevention products for use by the medical profession.

Please contact:

Andy Wilson
Vice President, Investor Relations
Danaher Corporation
2099 Pennsylvania Avenue, NW, 12th Floor
Washington, D.C. 20006

Telephone: (202) 828-0850
Fax: (202) 828-0860